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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

KANEB SERVICES LLC
(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation or organization)	75-2931295 (I.R.S. Employer Identification No.)
2435 North Central Expressway Richardson, Texas 75080 (Address of principal executive offices, including zip code)
(972) 699-4062 (Registrant's telephone number, including area code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Common Shares	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:
 None

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

        Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission (the "Commission") on Form 8-A, dated June 27, 2001, by Kaneb Services LLC, a Delaware limited liability company (the "Company"), relating to the rights distributed to the shareholders of the Company (the "Rights") in connection with the Rights Agreement, dated as of June 27, 2001 (the "Rights Agreement"), between the Company and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, National Association, as Rights Agent (the "Rights Agent").

        On October 28, 2004, the Company and the Rights Agent executed the First Amendment to Rights Agreement, dated as of October 28, 2004 (the "Rights Agreement Amendment"). The Rights Agreement Amendment amends the Rights Agreement to generally provide that (i) no Section 11(a)(ii) Event, Section 13 Event, Share Acquisition Date or Distribution Date shall be deemed to have occurred under the Rights Agreement, and (ii) neither Valero L.P., a Delaware limited partnership ("VLI"), nor any Affiliate or Associate of VLI, including, but not limited to, VLI Sub A, a Delaware limited liability company and a wholly-owned subsidiary of VLI ("VLI Sub A"), shall be, become or be deemed an Acquiring Person under the Rights Agreement, in each case solely by reason of (a) the approval, execution, delivery, announcement or performance of the proposed Agreement and Plan of Merger (the "Merger Agreement") by and among VLI, River Logistics, L.P., Valero GP, LLC, VLI Sub A, and the Company; or (b) the consummation of any of the transactions contemplated by the Merger Agreement.

        The Rights Agreement Amendment is filed as Exhibit 1 to this Form 8-A/A. The foregoing summary description of the Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibit hereto, which is incorporated herein by reference.

ITEM 2. EXHIBITS

1.
First Amendment to Rights Agreement, dated as of October 28, 2004, between Kaneb Services LLC and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, National Association.

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SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

KANEB SERVICES LLC,
By:	/s/ HOWARD C. WADSWORTH Howard C. Wadsworth Vice President and Treasurer

Dated: November 2, 2004

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Exhibit Index

1.
First Amendment to Rights Agreement, dated as of October 28, 2004, between Kaneb Services LLC and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, National Association.

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  ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
  ITEM 2. EXHIBITS
SIGNATURE
Exhibit Index